Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-1) and related Prospectus of Structure Therapeutics Inc. for the registration of its American Depository Shares, Ordinary Shares, and Pre-funded Warrants to Purchase Ordinary Shares Represented by American Depository Shares and to the incorporation by reference therein of our report dated March 8, 2024, with respect to the consolidated financial statements of Structure Therapeutics Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California
June 3, 2024